UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALTISOURCE ASSET MANAGEMENT CORPORATION
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April 29, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Stockholders of Altisource Asset Management Corporation, which will be held at the offices of the Company located at 402 Strand Street, Frederiksted United States Virgin Islands 00840-3531 on Wednesday, June 11, 2014, at 9:00 a.m., Atlantic Standard Time. The matters to be considered by stockholders at the Annual Meeting of Stockholders are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting of Stockholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Stockholders in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting of Stockholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Asset Management Corporation is sincerely appreciated.

Sincerely,

William C. Erbey
Chairman of the Board of Directors

Ashish Pandey
Chief Executive Officer and Director

ALTISOURCE ASSET MANAGEMENT CORPORATION
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2014

NOTICE
Our Annual Meeting of Stockholders will be held:
Date:    Wednesday, June 11, 2014
Time:    9:00 a.m., Atlantic Standard Time
Location:    Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
PURPOSE

•	To elect six (6) Directors for a one (1) year term and/or until their successors are elected and qualified;

•	To ratify the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2014;

•	To approve, on an advisory basis, the compensation of AAMC’s named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay”);

•	To hold an advisory vote as to the frequency that an advisory vote on executive compensation should be presented to the stockholders and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed April 22, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders.

•	Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting of Stockholders.

•
The proxy statement for our 2014 Annual Meeting of Stockholders and our annual report to stockholders on Form 10-K for the year ended December 31, 2013 were made available on or about April 29, 2014 on our website at www.altisourceamc.com under “Shareholders.” Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,
Stephen H. Gray
Secretary

April 29, 2014
Frederiksted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

General Information

We have made this proxy statement available to you on or about April 29, 2014 as a holder of common stock of Altisource Asset Management Corporation (“we,” “us,” “our,” “AAMC” or the “Company”) because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Stockholders and at any adjournment of this meeting. The Annual Meeting of Stockholders will be held at our offices located at 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531 on Wednesday, June 11, 2014, at 9:00 a.m., Atlantic Standard Time for the purposes listed in the Notice of Annual Meeting of Stockholders.

Notice and Access to Proxy Materials

We expect our proxy materials, including this proxy statement and our 2013 annual report, to be made available to stockholders on or about April 29, 2014 through the “Shareholders” link on our website at www.altisourceamc.com or through www.proxyvote.com. In accordance with the rules of the SEC, most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, request copies be sent to them by mail or electronically by email and as to how they can vote online.

Voting Procedures

You can vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the “Notice of Internet Availability of Proxy Materials,” or if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.

How a Proxy Works

All valid proxies received prior to the meeting will be voted in accordance with your instructions. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes,” each proxy received will be voted “FOR” each of the nominees for Director; “FOR” approval of the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for 2014; “FOR” approval, on an advisory basis, of the compensation of AAMC’s named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay”); “FOR” every three years to be the frequency that an advisory vote on executive compensation should be presented to the stockholders; and with regard to any other business that properly comes before the meeting in accordance with the judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting of Stockholders and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Corporate Secretary at the following address:

Stephen H. Gray, Corporate Secretary
Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting of Stockholders and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders if you are a holder of record of our common stock at the close of business on April 22, 2014. At the close of business on April 22, 2014, there were 2,255,809 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Stockholders on all matters properly presented. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.

Quorum and Voting Information

The presence at the Annual Meeting of Stockholders of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders.

Assuming a quorum, the six (6) nominees for Director will be elected as Directors of AAMC by a majority of the votes cast in person or by proxy at the meeting. You may vote in favor of, against or withhold authority to vote for one (1) or more nominees for Director. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The proposal to ratify the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for 2014 and the advisory vote to approve the compensation of AAMC’s named executive officers as disclosed in the Proxy Statement (“Say-on-Pay”) require the affirmative vote of a majority of the shares entitled to vote and represented at the meeting. The advisory vote on the frequency that an advisory vote on executive compensation should be presented to the stockholders will be determined based on the frequency that receives the most votes. Any other matter properly submitted for your consideration at the Annual Meeting of Stockholders requires the affirmative vote of a majority of the shares entitled to vote that are represented at the meeting.

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. Brokers may not vote on behalf of their clients in connection with the proposals regarding the election of Directors and “Say-on-Pay,” so any broker “non-votes” will not be counted in determining the votes cast in these proposals. A broker “non-vote” occurs when a shareholder has not provided voting instructions to his or her broker on a non-routine item.

While our Board of Directors intends to carefully consider the stockholder vote resulting from the “Say-on-Pay” proposal, the final vote will not be binding on us and is advisory in nature.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It will also tell you how to request a paper or e-mail copy of our proxy material. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS
(Proposal One)

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors. We are proposing the six (6) nominees listed below for election as Directors at the Annual Meeting of Stockholders for a one (1) year term or until their successors are elected and qualified.

Cindy Gertz, who is currently a member of our Board of Directors, has informed us that she will not stand for re-election at the Annual Meeting of Stockholders. Ms. Gertz will continue to serve on the Board of Directors until the Annual Meeting of Stockholders. The Nomination/Governance Committee and our Board of Directors has nominated Nathaniel Redleaf to replace Ms. Gertz. All nominees currently serve as our Directors except for Mr. Redleaf. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting of Stockholders, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age(1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
William C. Erbey	64	2012			X(2)
Ashish Pandey	38	2012
Paul T. Bossidy	53	2012	X(2)		X
Dale Kurland	70	2012		X(2)	X
Nathaniel Redleaf	29	n/a	X	X
Robert C. Schweitzer	67	2012	X	X
___________________
(1)     As of April 22, 2014
(2)     Committee Chair

The principal occupation for at least the last five (5) years and additional biographical information of each nominee for Director of AAMC is set forth below.

William C. Erbey. Mr. Erbey was appointed as the Chairman of the Board of Directors of AAMC in March 2012. Mr. Erbey has also served as the Executive Chairman of the Board of Directors of Ocwen since September 1996 and as the Chief Executive Officer of Ocwen from January 1998 to October 2010. He served as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. He is also the founder of Home Loan Servicing Solutions, Ltd. (“HLSS”) and has served as its Chairman since December 2010. He has also served as Chairman of Altisource Portfolio Solutions S.A. since July 2009 and has served as Chairman of Altisource Residential Corporation (“Residential”) since July 2012. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation (“GECC”) in various capacities, including as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration, with distinction, from Harvard University.

Mr. Erbey’s extensive experience as the Chairman and Chief Executive Officer of Ocwen demonstrates his leadership capability and business acumen. His experience in the mortgage services industry brings valuable financial, operational, strategic and industry expertise to our Board of Directors.

Ashish Pandey. Mr. Pandey was appointed to the Board of Directors of AAMC in December 2012 and has served as the Chief Executive Officer of AAMC and Residential since December 2012.  He is responsible for the overall strategic direction of our company and Residential. Prior to joining us, Mr. Pandey served as the Chief Executive Officer of Correspondent One, an affiliate of Altisource engaged in the acquisition and secondary marketing of government loans, and he resigned from that position in December 2012. He previously served as Executive Vice President of Ocwen from July 2008 to August 2011 and was responsible for the oversight of asset management vehicles and capital deployment for mortgage servicing portfolio acquisitions for Ocwen. He served as Treasurer and Director of Corporate Strategy from February 2005 to July 2008 for Ocwen. He holds a Bachelor’s of Science in Engineering from the S.G.S. Institute of Technology and Science and a Masters of Business Administration from the Indian Institute of Management.

Mr. Pandey’s experience in the mortgage industry, particularly with respect to the acquisition and management of mortgage-backed assets, provides the Board of Directors with subject matter expertise.  In addition, through his various roles within Ocwen and his position as Chief Executive Officer of AAMC, Residential and Correspondent One, Mr. Pandey has acquired significant experience in our business and offers the Board of Directors insight into Company-specific issues.

Paul T. Bossidy. Mr. Bossidy was appointed to the Board of Directors of AAMC in December 2012.  Mr. Bossidy has served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) since October 2008 and is responsible for the overall strategic direction and operating results of the business. Clayton is a privately-held provider of risk management services to the mortgage industry. Mr. Bossidy also serves on the Board of Directors of Infinia Corporation, a solar energy technology company and the developer of a proprietary solar power generation product that converts solar energy into electricity. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive and Operations Partner at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy holds a Bachelor of Arts from Williams College in Williamstown, Massachusetts, a Master in Accounting from New York University in New York, New York and a Master of Business Administration with concentrations in Finance and Marketing from Columbia University Graduate School of Business in New York, New York.

Mr. Bossidy’s experience providing risk management services to the mortgage industry, along with his prior management and board of directors experience, provides the Board of Directors with strategic and industry-specific expertise. In addition, his knowledge and background in accounting allow him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

Dale Kurland. Ms. Kurland was appointed to the Board of Directors of AAMC in December 2012. Ms. Kurland is the founder and President of Classic Strategies Group, LLC (“CSG”), a private company founded in 2004 which provides mergers and acquisition consulting services to mortgage banking executives. Prior to forming CSG, Ms. Kurland served as President of DK Advisory Services, Inc., the predecessor to CSG. Prior to joining DK Advisory Services, Ms. Kurland was Senior Managing Director of Bear Stearns’ Mortgage Banking Mergers and Acquisitions Group where she advised clients on the purchase and sale of mortgage companies and mortgage servicing portfolios. Ms. Kurland served on the Board of Directors of Lender Services, Inc. until the sale of the company to Fidelity National Financial in February 2003. Ms. Kurland holds a Bachelor of Arts from Skidmore College in Saratoga Springs, New York.

Ms. Kurland’s background in real estate financing and advisory experience in the mortgage and real estate industries, along with her prior management and board of directors experience, brings industry expertise, leadership direction and guidance to the Board of Directors.

Nathaniel Redleaf. Mr. Redleaf has been nominated by our Board of Directors for election at the Annual Meeting effective June 11, 2014. Mr. Redleaf is a Partner at Luxor Capital Group, LP, a New York-based hedge fund (“Luxor”), where he focuses on the homebuilding, commercial real estate, finance and gaming sectors. Prior to joining Luxor, Mr. Redleaf was a Research Analyst at Imperial Capital, a distressed debt focused investment bank. Mr. Redleaf currently serves as a member of the board of directors of William Lyons Homes Inc., Innovate Managed Holdings LLC and Eastland Tire Australia Pty. He received his B.A. degree in Political Economies of Industrial Societies from the University of California, Berkeley in 2005.

Mr. Redleaf brings valuable experience to our Board of Directors in real estate investment, finance and capital markets.

Robert C. Schweitzer. Mr. Schweitzer was appointed to the Board of Directors of AAMC in December 2012. Mr. Schweitzer has over 35 years of experience in the financial services industry in various positions of increasing responsibility. Mr. Schweitzer also serves as Chairman of the Board of Directors of PetMeds and RiceBran Technologies and as a member of the Board of Directors of OmniComm Systems, Inc., all publicly traded companies. Mr. Schweitzer served as President and Chief Operating Officer of Shay Investment Services, Inc., a registered broker-dealer, from 2007 to 2012 and was responsible for managing all aspects of the firm. Prior to joining Shay, from 2004 to 2006, Mr. Schweitzer served as the Florida Regional President of Northwest Savings Bank following its acquisition of Equinox Bank, where he was President and Chief Executive Officer. From 1999 to 2003, Mr. Schweitzer served as Regional President of Union Planters Bank for the Broward and Palm Beach counties Florida markets, and from 1993 to 1999 he served as Executive Vice President and Head of Commercial Banking for Barnett Bank/NationsBank/Bank of America in Jacksonville, Florida. Mr. Schweitzer also held the positions of Director and Head of Real Estate Consulting for Coopers & Lybrand in Washington, D.C., from 1991 to 1993, Senior Vice President/Manager of Central North America Commercial Real Estate as well as Manager of Domestic Credit Review for the First National Bank of Chicago from 1985 to 1991 and Senior Vice President/Manager of Central North America Banking for Wachovia Bank from 1975 to 1985. Mr. Schweitzer served in the United States Navy in the Submarine Force and Navy Reserve for 30 years and retired with a rank of Captain. Mr. Schweitzer holds a Bachelor of Science from the United States Naval Academy in Annapolis, Maryland and a Master of Business Administration from the University of North Carolina in Chapel Hill, North Carolina.

Mr. Schweitzer’s background in real estate and experience in leading financial services organizations, brings operational and leadership expertise as well as knowledge of strategic planning and public company corporate governance to the Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors
The Board of Directors plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board of Directors and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.
Our current Board of Directors held eight (8) meetings in 2013. Each incumbent Director attended 100% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the year. The Board of Directors also regularly held executive sessions of the independent directors. We do not have a formal policy regarding Director attendance at the Annual Meeting of Stockholders. All of the incumbent members of our Board of Directors attended our 2013 Annual Meeting of Stockholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the standards of the NYSE, which governs the NYSE MKT where our common stock is listed.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with AAMC are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board of Directors has determined that Messrs. Erbey, Bossidy and Schweitzer and Ms. Kurland are independent Directors and that Mr. Redleaf will be an independent director upon his election to our Board of Directors..

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and its stockholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit our needs. As our Chief Executive Officer, Mr. Pandey is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chairman of the Board of Directors, Mr. Erbey leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/ Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.

The members of the Audit Committee for 2013 were Mr. Bossidy, Ms. Gertz and Mr. Schweitzer and Mr. Bossidy was the Chair of the Audit Committee. Mr. Redleaf will be appointed to the Audit Committee upon his election to the Board of Directors. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board of Directors has determined that all members of our Audit

Committee are financially literate and possess accounting or related financial management expertise. Our Board of Directors has also determined that each of Mr. Bossidy and Mr. Schweitzer qualify as “audit committee financial experts” as that term is defined in SEC rules.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee will review and approve its charter. The Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in March 2014. The Audit Committee met ten (10) times in 2013.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our named executive officers. Except as they relate to the Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has authority for the administration of awards under AAMC’s 2012 Equity Incentive Plan (the “2012 Equity Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee for 2013 were Ms. Gertz, Ms. Kurland and Mr. Schweitzer and Ms. Kurland was the Chair of the Compensation Committee. Mr. Redleaf will be appointed to the Compensation Committee upon his election to the Board of Directors. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee will review and approve its charter. The Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in March 2014. The Compensation Committee met two (2) times in 2013.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and recommends to the Board of Directors a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee for 2013 were Mr. Erbey, Mr. Bossidy and Ms. Kurland. Mr. Erbey was the Chair of the Nomination/Governance Committee. Each member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee will review and approve its charter. The Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in March 2014. The Nomination/Governance Committee met three (3) times in 2013.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee will regularly assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, stockholders or industry sources.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no stockholder or group of stockholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531.

Executive Sessions of Non-Management Directors

Non-management Directors expect to meet in executive session without management representatives periodically. Non-management Directors met in executive session without management eight (8) times in 2013.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding AAMC, you may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531. All communications received in writing will be distributed to our full Board of Directors if addressed to the full Board or to individual Directors if addressed to any of them individually.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees. We also adopted a Code of Ethics for Senior Financial Officers. Any waivers from the Code of Business Conduct and Ethics for Directors or named executive officers or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved with the oversight of the Company’s risk management.

The Board of Directors and the Audit Committee monitor AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring our compensation policies and related risks.

The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman and our Chief Executive Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2013. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors. Ashish Pandey, our sole management Director, is therefore not included in the following table.

Name	Fees Earned Or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
William C. Erbey	$78,750	$34,320	$—	$—	$113,070
Paul T. Bossidy	$46,875	$34,320	$—	$—	$81,195
Cindy Gertz	$41,250	$34,320	$—	$—	$75,570
Dale Kurland	$41,250	$34,320	$—	$—	$75,570
Robert C. Schweitzer	$41,250	$34,320	$—	$—	$75,570
___________

(1)
Each director received 132 shares of the common stock of AAMC on June 26, 2013 for their service on the Board from January 24, 2013, the date of the first organizational meeting, to May 30, 2013, the date of the 2013 Annual Meeting of Stockholders. The number of shares granted was based on a share price of $116.62, which is the average of the high and low sales prices of our common stock on January 24, 2013, the first day of their service in 2013. The value of the shares set forth in the table above is based on the average of the high and low sale prices of our common stock on the date of issuance.

Cash Compensation

As set forth above, we will provide the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $50,000;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

Because we pay our Directors’ cash compensation in arrears for each quarter and the Directors’ service year in 2013 began in January 2013, the cash compensation paid to our directors in 2013 represents less than a full year of compensation.
Equity Compensation

At the end of each year of service, non-management Directors who attend at least 75% of all meetings of the Board of Directors and committees on which they served receive an award of shares of common stock of AAMC with a fair market value of $45,000 determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NYSE MKT exchange. In 2013, we used the average of the high and low price on January 24, 2013 as quoted on the OTCQX where our common stock was quoted until September 11, 2013. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors, which immediately follows the Annual Meeting of Stockholders.

For Directors serving less than a full year, such Directors will receive a pro rata portion of $45,000 of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days. For example, our current Directors received a number of shares of our common stock on June 26, 2013 with a purported value of $15,411 per Director, which was determined by multiplying $45,000 by the quotient obtained by dividing 126 days (the number of days from January 24, 2013 to May 30, 2013) by 365 days, using the $116.62 per share average price on January 24, 2013, the first day of the service period in 2013.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our executive officer. None of our Directors and/or executive officers are related to any other Director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
Salah Saabneh	45	Executive Vice President, Corporate Development
Adam D. Appleby	40	Chief Operating Officer
Kenneth D. Najour	54	Chief Financial Officer
Stephen H. Gray	43	General Counsel and Secretary
______________

(1)	All information set forth herein is as of April 22, 2014.

The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Salah Saabneh. Mr. Saabneh has served as our Executive Vice President, Corporate Development since February 2013 and has also served as the Executive Vice President, Corporate Development of Residential since February 2013. Mr. Saabneh was a director of AAMC from December 2012 until his appointment as an officer of AAMC. From 2008 to February 2012, Mr. Saabneh was a founding partner at Manikay Partners, LLC, an investment management firm, and served as a senior member of the Manikay Partner’s event-driven and special situations investment team. Prior to joining Manikay Partners, Mr. Saabneh served from 2005 to 2008 as Director, Securitized Products and Special Situations, at Angelo, Gordon & Co, a privately held registered investment advisor. Previously, Mr. Saabneh was a senior banker at ING Financial Markets LLC and UBS Warburg LLC and was involved in structuring and underwriting a wide range of securitization transactions and asset-backed financings. Mr. Saabneh practiced corporate and finance law with Sidley & Austin in New York City and London and holds a Bachelor of Laws from Hebrew University in Jerusalem, a Master of Laws from Georgetown University in Washington, D.C. and a Master of Business Administration from Columbia University in New York, New York.

Adam D. Appleby. Mr. Appleby has served as our Chief Operating Officer since March 2014. From July 2013 to February 2014, Mr. Appleby had served as a Mortgage Operations Executive of Ally Bank and, from September 2011 to June 2013, was Ally Bank’s Enterprise Risk Officer. From March 2009 to 2011, Mr. Appleby was Executive Director - Program Delivery for Ally Financial in connection with its transition to a bank holding company. From May 2005 to March 2009, Mr. Appleby served in various Quality and Productivity Executive roles for Bank of America. Prior to Bank of America, Mr. Appleby held several program management and operational roles within Genworth Financial and GE Capital and is a Certified Six Sigma Master Black Belt. Mr. Appleby served in the Military as an Infantry Officer assigned to the 101st Airborne Division. He received his bachelor’s degree from the United States Military Academy at West Point where he studied Environmental Science & Systems Engineering.

Kenneth D. Najour. Mr. Najour has served as our Chief Financial Officer since March 2013 and has also served as the Chief Financial Officer of Residential since March 2013. Prior to joining AAMC, Mr. Najour served as Vice President, Finance and Chief Accounting Officer of Ocwen from March 2012 to March 2013. Mr. Najour joined Ocwen as Vice President, Finance in December 2010. Prior to joining Ocwen, Mr. Najour served as Senior Vice President, Chief Financial Officer Latin America and Caribbean Region for MasterCard Worldwide from 2003 to 2010. He has also held leadership positions within PepsiCo Inc. from 1994 to 2003 and was Audit Manager for Pricewaterhouse Coopers LLP from 1986 to 1994. He holds a Master of Accounting from the University of Miami, a Bachelor of Science from Santa Clara University and is a Certified Public Accountant in the State of California.

Stephen H. Gray. Mr. Gray has served as our General Counsel and Secretary of AAMC since November 2012 and has also served as the General Counsel and Secretary of Residential since December 2012. Prior to joining AAMC, Mr. Gray was General Counsel and Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm of Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm of Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of AAMC;

•	all Directors and executive officers of AAMC as a group; and

•	all persons known by AAMC to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 2,255,809 shares issued and outstanding as of April 22, 2014. Unless otherwise indicated, the address of all persons below is: Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531.

Shares Beneficially Owned as of April 22, 2014
Name of Beneficial Owner:	Amount	Percent
SAB Capital Advisors LLC(1)	195,450	8.7%
Neuberger Berman Group LLC(2)	179,495	8.0%
Tiger Eye Capital LLC(3)	139,239	6.2%
Morgan Stanley(4)	132,878	5.9%
Luxor Capital Group, LP(5)	128,613	5.7%
Long Pond Capital, L.P.(6)	126,716	5.6%
Directors and Named Executive Officers:
William C. Erbey(7)	696,141	29.6%
Ashish Pandey(8)	14,691	*
Salah Saabneh(9)	1,524	*
Adam D. Appleby(10)	—	—
Kenneth D. Najour(11)	548	*
Stephen H. Gray(12)	2,038	*
Rachel M. Ridley(13)	—	—
Paul T. Bossidy	472	*
Cindy Gertz	132	*
Dale Kurland	132	*
Robert C. Schweitzer	132	*

All Directors and Executive Officers as a Group (11 persons)(14)	715,810	30.2%
___________

*	Less than 1%

(1)
Based on information contained in a Schedule 13G filed jointly with the SEC on February 14, 2014 by SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer (collectively, “SAB”). Includes 195,450 shares as to which shared voting power and 195,450 shares as to which shared dispositive power is claimed. SAB’s address is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(2)
Based on information contained in a Schedule 13G filed jointly with the SEC on February 12, 2014 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds (“Neuberger”). Includes 179,185

shares as to which shared voting power and 179,495 shares as to which shared dispositive power is claimed. Neuberger’s address is 605 Third Avenue, New York, New York 10158.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 13, 2014 by Tiger Eye Capital, LLC (“Tiger Eye”). Includes 139,239 shares as to which sole voting power and 139,239 shares as to which sole dispositive power is claimed. Tiger Eye’s address is 101 Park Avenue, 21st Floor, New York, New York.

(4)
Based on information contained in a Schedule 13G filed jointly with the SEC on March 7, 2014 by Morgan Stanley and Morgan Stanley Capital Services LLC (collectively, “Morgan Stanley”). Includes 132,745 shares as to which sole voting power, 112 shares as to which shared voting power and 132,878 shares as to which shared dispositive power is claimed. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036.

(5)
Based on information contained in a Schedule 13G filed jointly with the SEC on February 14, 2014 by Luxor Capital Partners, LP, Luxor Wavefront, LP, LCG Holdings, LLC, Luxor Capital Group, LP, Luxor Management, LLC, Christian Leone (“Luxor Group 1”), Luxor Capital Partners Offshore Master Fund, LP and Luxor Capital Partners Offshore, Ltd. (“Luxor Group 2,” collectively, “Luxor”). Includes 128,613 shares as to which shared voting power and 128,613 shares as to which shared dispositive power is claimed. Luxor Group 1’s address is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. Luxor Group 2’s address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)
Based on information contained in a Schedule 13G filed jointly with the SEC on February 14, 2014 by Long Pond Capital, LP, Long Pond Capital GP, LLC and John Khoury (collectively, “Long Pond”). Long Pond’s address is 410 Park Avenue, 9th Floor, New York, New York 10022.

(7)
Mr. Erbey beneficially owns: (i) 37 shares of common stock held directly; (ii) 598,893 shares of common stock held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company of which the members are Mr. Erbey, his spouse, E. Elaine Erbey, FF Plaza Limited Partnership, a Delaware limited partnership of which the partners are Mr. Erbey, Ms. Erbey and Delaware Permanent Corporation (“Delaware Permanent”), a Delaware corporation owned by Mr. Erbey, and Erbey Holding Corporation, a Delaware corporation wholly owned by Mr. Erbey; (iii) options to acquire 87,350 shares of Common Stock, which were exercisable on or within 60 days after April 22,2013 and (iv) 9,961 restricted shares of common stock that vest within 60 days of April 22, 2014. Mr. Erbey, Ms. Erbey, FF Plaza, Delaware Permanent and Erbey Holding each may be deemed to beneficially own the 598,893 shares of common stock held by Salt Pond. Does not include 39,441 restricted shares of common stock granted to Mr. Erbey under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(8)
Includes (i) options to acquire 3,003 shares of common stock granted to Mr. Pandey under the 2012 Equity Plan in connection with the separation from Altisource on December 21, 2012 and (ii) 8,766 restricted shares of common stock granted to Mr. Pandey under the 2012 Equity Plan that will vest within 60 days after April 22, 2014. Does not include 35,057 restricted shares of common stock granted to Mr. Pandey under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(9)
Includes 1,464 restricted shares of common stock granted to Mr. Saabneh under the 2012 Equity Plan that will vest within 60 days after April 22, 2014. Does not include 21,968 restricted shares of common stock granted to Mr. Saabneh under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(10)	Does not include 8,765 restricted shares of common stock granted to Mr. Appleby under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(11)
Includes of 548 restricted shares of common stock granted to Mr. Najour under the 2012 Equity Plan that will vest within 60 days after April 22, 2014. Does not include 8,217 restricted shares of common stock granted to Mr. Najour under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(12)
Includes 1,644 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Plan that will vest within 60 days after April 22, 2014. Does not include 6,563 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Plan that will not vest within 60 days after April 22, 2014.

(13)	Ms. Ridley resigned from the Company on March 4, 2013 and forfeited her restricted shares of common stock.

(14)
Includes Messrs. Erbey, Pandey, Bossidy, Schweitzer, Saabneh, Appleby, Najour and Gray and Ms. Gertz, Kurland and Ridley. Does not include 39,441 restricted shares of common stock granted to Mr. Erbey under the 2012 Equity Incentive Plan on December 11, 2012; 35,057 restricted shares of common stock granted to Mr. Pandey under the 2012 Equity Incentive Plan on December 11, 2012; 21,968 restricted shares of common stock granted to Mr. Saabneh under the 2012 Equity Incentive Plan on February 19, 2013; 8,765 restricted shares of common stock granted to Mr. Appleby under the 2012 Equity Incentive Plan on March 11, 2014; 8,217 restricted shares of common stock granted to Mr. Najour under the 2012 Equity Incentive Plan on March 5, 2013; and 6,563 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Incentive Plan on December 11, 2012, because such restricted shares do not vest within 60 days after April 22, 2014.

Equity Compensation Plan Information

The following table sets forth information as December 31, 2013 with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of restricted shares granted subject to vesting requirements		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2012 Equity Incentive Plan	219,379	$1.22	199,538	(1)	148,392
2012 Special Equity Incentive Plan	61,842	$0.73	29,216		—
Equity compensation plans not approved by security holders
None	—	—	—		—
Total	281,221	$1.11	228,754		148,392
________________

(1)	Does not include 8,765 restricted shares of common stock granted to Mr. Appleby on March 11, 2014.

The 2012 Equity Plan allows for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. We granted options to purchase our common stock to the option holders of Altisource under the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from Altisource. Other than the grant of these options, we have granted restricted shares of common stock under the 2012 Equity Incentive Plan and 2013 Special Equity Incentive Plan subject to the vesting requirements described below in “Compensation Discussion and Analysis – Equity Incentive Plan.” We have also issued shares of common stock to our non-management Directors in connection with their service on our Board of Directors as described above in “Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports, the Company believes that all of the Company’s reporting persons complied with their Section 16(a) filing requirements in 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel and Secretary;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide and

•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2013 are:

Name(1)	Position
Ashish Pandey	Chief Executive Officer
Salah Saabneh	Executive Vice President, Corporate Development
Kenneth D. Najour(2)	Chief Financial Officer
Stephen H. Gray	General Counsel and Secretary
Rachel M. Ridley(2)	Former Chief Financial Officer
_________

(1)
Mr. Appleby is not a “named executive officer” of the Company for 2013 under the Exchange Act. Mr. Appleby’s compensation is therefore not included in this Compensation Discussion and Analysis. Mr. Appleby is expected to be a named executive officer of the Company commencing in 2014.

(2)	Mr. Najour became Chief Financial Officer on March 5, 2013. Ms. Ridley resigned as Chief Financial Officer effective March 4, 2013

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer may not be present during any voting or deliberations on his compensation. The Chief Executive Officer annually will review the performance of each executive officer (other than himself, whose performance is reviewed by the Compensation Committee in consultation with the Chairman of the Board without the presence of the Chief Executive Officer) and present his conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer (other than with respect to himself) for development and execution.

Compensation Consultant

To further the objectives of our compensation program, our Compensation Committee may conduct an analysis of the compensation levels of certain of our named executive officers in conjunction with an independent compensation consultant. The Compensation Committee has not yet identified or retained a compensation consultant, and the Company has not made any changes to the base and target incentive compensation of our named executive officers.

As part of its analysis, the compensation consultant will be expected to provide research and present information to the Compensation Committee related to compensation trends and “best practices” in executive compensation among peer group companies in a similar line of business and of similar size to AAMC. Executive compensation data and other resources provided by the compensation consultant will be expected to set the foundation for the Compensation Committee’s review and analysis of executive compensation levels.

Employment Agreements

We currently do not have employment agreements with any of our named executive officers. However, our employment arrangements provide for a base salary and target incentive compensation for 2014 based on the satisfaction of relevant performance criteria. In addition, the executives may receive benefits such as health care or a contributory retirement plan. AAMC reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with us including, without limitation, reimbursement of relocation expenses, if relocation is required, and the provision of certain allowances as described in the Executive Compensation section below.

In addition, in the event that the executive’s employment is terminated by us without “cause” the executive may receive severance benefits of up to six months’ base salary. “Cause” generally is defined as either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the executive in connection with his/her employment which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on our business or (ii) the executive’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement or such other crime which may bring disrepute upon us, whether or not committed in the course of his or her employment. In these instances, we would also pay standard relocation costs to relocate the executive to their previous domicile prior to being relocated to the U.S. Virgin Islands.

Each of our executives has executed a Data Privacy Agreement that provides for a covenant to maintain our confidential information and has entered into an intellectual property agreement providing that all developments by such executive shall be our property.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.

Base Salary.  Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers are expected to be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, the individual performance of the executive officer and our corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee will set the base salary for the Chief Executive Officer and approve the base salaries for all other named executive officers.

Annual Incentive Compensation. Pursuant to our annual incentive philosophy, our executives can earn cash awards as determined by the Compensation Committee. Our philosophy provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2013, 38-50% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities. The table below reflects the percentage of each named executive officer’s target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2013 and each named executive officer’s actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2013:

Name	Base Salary % of Target Total Annual Cash Compensation in 2013	Incentive Compensation % of Target Total Annual Cash Compensation in 2013	Base Salary % of Actual Total Annual Cash Compensation in 2013	Incentive Compensation % of Actual Total Annual Cash Compensation in 2013
Ashish Pandey	50%	50%	43%	57%
Salah Saabneh	50%	50%	48%	52%
Kenneth D. Najour	50%	50%	48%	52%
Stephen H. Gray	62%	38%	57%	43%
Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term stockholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve. For 2013, our corporate scorecard was approved by our Board of Directors at its meeting on February 5, 2013. Certain amendments to our corporate scorecard were approved by our Board of Directors at subsequent Board of Directors meetings.

Our corporate scorecard for 2013, as amended, and corresponding achievement levels are detailed below:

Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
1. Raise Equity for Residential	$150 million of equity by September 30, 2013	$150 million of equity by July 31, 2013	Target plus an additional $200 million by end of 2013	Raised $310 million on May 1, 2013; additional $359 million on October 1, 2013 – Outstanding
2. Deploy capital to grow NPL portfolio	$400 million by 2013 year-end	$500 million by 2013 year-end	$600 million by 2013 year-end	Total deployment for 2013 $1.22 billion -- Outstanding
3. Development and implement proprietary NPL sourcing strategy for Residential	Achieve predetermined timing	Achieve predetermined timing	Achieve predetermined timing	Threshold
4. Implement 100% adherence to corporate governance calendar	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
5. Growth Financing – Date of effectiveness of Residential’s first S-11	S-11 effective by May 31, 2013	S-11 effective by May 15, 2013	S-11 effective by April 30, 2013	Effective April 25, 2013 - Outstanding
6. Automate REIT compliance procedures	Achieve predetermined timing	Achieve predetermined timing	Achieve predetermined timing	Threshold
7. Close accounting books by 5th business day of month from March to December 2013	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
8. Develop executive officer succession plan	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Various levels achieved by officers
The incentive award for our Chief Executive Officer and each of our other named executive officers is structured so that compensation opportunities are related to (i) our performance versus the objectives established in the corporate scorecard (80%) and (ii) a performance appraisal (20%).
The components in each scorecard are weighted individually based on relevance to our ultimate performance and the achievement of our corporate strategy as well as the strategic development of our initial client, Residential. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.
The goals and initiatives are further cascaded down through the organization to all of our incentive eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to the achievement of our corporate strategic initiatives and the corporate strategic initiatives of Residential. The scorecards are communicated to all incentive eligible employees by the Human Resources Department or the employee’s immediate supervisor and are available to employees in our performance management tracking system. This incentive compensation structure is intended to align the goals of our incentive eligible employees with the overall success of AAMC and Residential while establishing clear performance standards within their respective business or support units.

The 2013 personal scorecards for our Chief Executive Officer and other named executive officers and their corresponding levels of achievement are as follows:

Level of Achievement
Name	%	Element	Threshold	Target	Outstanding	Level Achieved
Ashish Pandey	35%	Raise Equity for Residential	$150 million of equity by September 30, 2013	$150 million of equity by July 31, 2013	Target plus an additional $200 million by end of 2013	Achievement of 150%
	25%	Deploy capital to grow NPL portfolio	$400 million by 2013 year-end	$500 million by 2013 year-end	$600 million by 2013 year-end	Achievement of 150%
	10%	Development and implement proprietary NPL sourcing strategy for Residential	Achieve predetermined timing	Achieve predetermined timing	Achieve predetermined timing	Achievement of 50%
	10%	Develop executive officer succession plan	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 100%
Salah Saabneh	25%	Raise Equity for Residential	$150 million of equity by September 30, 2013	$150 million of equity by July 31, 2013	Target plus an additional $200 million by end of 2013	Achievement of 150%
	20%	Deploy capital to grow NPL portfolio	$400 million by 2013 year-end	$500 million by 2013 year-end	$600 million by 2013 year-end	Achievement of 150%
	30%	Development and implement proprietary NPL sourcing strategy for Residential	Achieve predetermined timing	Achieve predetermined timing	Achieve predetermined timing	Achievement of 50%
	5%	Develop executive officer succession plan	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 50%
Kenneth D. Najour	20%	Raise Equity for Residential	$150 million of equity by September 30, 2013	$150 million of equity by July 31, 2013	Target plus an additional $200 million by end of 2013	Achievement of 150%
	20%	Automate REIT compliance procedures	Achieve predetermined timing	Achieve predetermined timing	Achieve predetermined timing	Achievement of 50%
	35%	Close accounting books by 5th business day of month from March to December 2013	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 150%
	5%	Develop executive officer succession plan	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 100%

Stephen H. Gray	20%	Raise Equity for Residential	$150 million of equity by September 30, 2013	$150 million of equity by July 31, 2013	Target plus an additional $200 million by end of 2013	Achievement of 150%
	10%	Deploy capital to grow NPL portfolio	$400 million by 2013 year-end	$500 million by 2013 year-end	$600 million by 2013 year-end	Achievement of 150%
	20%	Implement 100% adherence to corporate governance calendar	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 100%
	25%	Growth Financing – Date of effectiveness of Residential’s first S-11	S-11 effective by May 31, 2013	S-11 effective by May 15, 2013	S-11 effective by April 30, 2013	Achievement of 150%
	5%	Develop executive officer succession plan	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 0%

As noted above, the Chief Executive Officer and other named executive officers have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our named executive officers performs a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations, to prepare a written performance appraisal for each of the other executive officers. These performance appraisals rate performance based on objective criteria related to two key factors: (i) the executive’s ability to improve and develop their organization throughout the year and (ii) the executive’s strategic contributions to the direction of the Company.

The Chief Executive Officer’s scorecard performance and personal performance appraisal are determined by the Compensation Committee in consultation with the Chairman taking into consideration whether our performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.
For our executives other than the Chief Executive Officer, the Chief Executive Officer presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations in light of overall performance and the executive’s business unit or support unit’s performance and makes the final compensation award determinations for each executive. Annual incentive compensation is paid to our executives and other incentive eligible employees following this determination. For 2013, incentive compensation was awarded accordingly. Please see the Summary Compensation Table under “Executive Compensation” for the actual amounts awarded in 2013.
2014 Annual Incentive Compensation. Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other named executive officers for the upcoming year. Our 2014 key performance indicators have been developed and were approved by the Compensation Committee and the Board of Directors at a meeting held on March 11, 2014.
The 2014 corporate strategic initiatives relate to:

•	Residential’s financial performance;

•	achieving targeted growth of Residential’s NPL and rental portfolio;

•	raising equity for Residential;

•	diversifying sources of our revenue and

•	maintaining REIT, corporate governance and regulatory compliance.

Setting Compensation Levels

We believe our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.

From time to time, we expect to conduct benchmarking on Chief Executive Officer and other named executive officer compensation among peer companies of comparable size, industry, location and similar attributes that may compete with AAMC for qualified management talent.

Equity Incentive Plan

Prior to our separation from Altisource, our prior Board of Directors and Altisource, as AAMC’s sole stockholder, approved and implemented the 2012 Equity Incentive Plan. The purpose of the 2012 Equity Incentive Plan is to provide additional incentives to key employees, Directors and other key individuals to make extraordinary contributions to the Company, to assist with the retention of key employees, Directors and other key individuals and to align their interests with the interests of our stockholders. The 2012 Equity Incentive Plan is administered by the Compensation Committee, who authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2012 Equity Incentive Plan, if any, may be either “incentive stock options” as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, as determined by the Compensation Committee. Currently, other than restricted stock awards with vesting terms, the Compensation Committee does not expect to grant any options, stock appreciation rights, stock purchase rights or other equity based awards under the 2012 Equity Incentive Plan.

Each restricted stock award granted under the 2012 Equity Incentive Plan is, and will be, evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future award.

In line with the objectives of our compensation philosophy, on February 19, 2013, Mr. Saabneh was granted 23,432 restricted shares of common stock with an aggregate fair value of $1,370,655; on March 5, 2013, Mr. Najour was granted 8,765 restricted shares of common stock with an aggregate fair value of $556,665 and on March 11, 2014, Adam Appleby, our new Chief Operating Officer, was granted 8,765 restricted shares of common stock with an aggregate fair value of $6,935,482. Ms. Ridley, or former Chief Financial Officer, forfeited her restricted shares of common stock on March 4, 2013 in connection with her resignation from the Company.

All of the restricted shares of common stock granted to date vest in three tranches, subject to the achievement of the following performance hurdles:

•
Twenty-five percent (25%) vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $250 million; (ii) the market value has realized a compounded annual gain of at least twenty percent (20%) over the market value on the date of the grant; and (iii) the market value is at least double the market value on the date of the grant.

•
Fifty percent (50%) vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $500 million; (ii) the market value has realized a compounded annual gain of at least twenty-two and a half percent (22.5%) over the market value on the date of the grant; and (iii) the market value is at least triple the market value on the date of the grant.

•
Twenty-five percent (25%) vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $750 million; (ii) the market value has realized a compounded annual gain of at least twenty-five percent (25%) over the market value on the date of the grant; and (iii) the market value is at least quadruple the market value on the date of the grant.

The restricted stock vests according to the following vesting schedule:

•	Twenty-five percent (25%) of each tranche vest on the first anniversary of the date when the three conditions for that tranche are met.

•	The remaining seventy-five percent (75%) vest in substantially equal installments on each of the first three anniversaries of the initial vesting of the applicable tranche.

If an award recipient’s service with AAMC or any of its affiliates is terminated prior to full vesting of the restricted stock, then the award recipient will forfeit all unvested restricted stock to AAMC, except that if (i) an award recipient’s service is terminated either by us (or an affiliate) without cause or due to death or disability and (ii) a performance hurdle has already been achieved or is achieved within ninety days of termination, unvested stock for the corresponding tranche will continue to vest according to the above vesting schedule; provided that the recipient was employed by AAMC or its affiliates for at least two years prior to termination.

Any future awards of restricted stock by us may be subject to vesting requirements determined from time to time by the Compensation Committee, which may be different from or similar to the vesting requirements set forth above.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders.  The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for Directors, executive officers and other employees.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination or Change in Control

Below is a description of the amounts payable to each executive officer, assuming the executive’s employment had terminated under various scenarios as of December 31, 2013 (the last business day of fiscal year 2013). Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

Under our employment arrangements with each of Messrs. Pandey, Saabneh, Najour and Gray, in the event that his employment is terminated by us without “cause,” he may receive severance benefits of up to six months’ base salary. In these instances, we would also pay standard relocation costs to relocate the executive to his previous domicile prior to being relocated to the U.S. Virgin Islands. If any of our executives’ employment is terminated for cause, his employment may be terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.

In order to obtain the benefits provided under each executive’s termination provisions, the executive would first be required to execute a release of claims with us that will include a waiver and release of any and all claims he may have against us. As of December 31, 2013, the separation payment each executive would have received upon termination, other than for cause, based on a six-month separation payment, would have been $162,500 for Mr. Pandey, $175,000 for Mr. Saabneh, $112,500 for Mr. Appleby, $103,075 for Mr. Najour and $124,000 for Mr. Gray, as well as six months of medical insurance benefits based on COBRA premiums that would be paid for continued medical insurance benefits with a value of approximately $2,800 for Mr. Pandey and approximately $8,800 for each of Messrs. Saabneh, Appleby, Najour and Gray. As of December 31, 2013, the relocation benefits that we had paid to date for each of the executives were $110,176 for Mr. Pandey, $33,633 for Mr. Saabneh, $69,788 for Mr. Najour and $128,358 for Mr. Gray.

The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer.

Under our employment arrangement with Ms. Ridley, upon her resignation from AAMC on March 4, 2013, she received a one-time payment equal to $70,000, less applicable withholding taxes and expenses to relocate Ms. Ridley back to the United States. Pursuant to the separation agreement signed by Ms. Ridley, she released all current or future claims, known or unknown, against us, Residential and our respective affiliates, officers, Directors, employees, agents, counsel and representatives of any sort, both present and former.

None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above.
Report of the Compensation Committee
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 17 through 25 of this proxy statement with management.
Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April 29, 2014	Dale Kurland, Chair Cindy Gertz, Director Robert C. Schweitzer, Director

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers for the fiscal years 2012 and 2013.

Name and Principal Position	Year	Salary(1)			Stock Awards(2)		Option Awards	Non-Equity Incentive Compensation (3)		All Other Compensation (4)		Total
Ashish Pandey Chief Executive Officer	2012 2013	$ $	8,117 325,000	(5)	$ $	275,562 —	— —	$ $	— 438,750	$ $	— 113,857 (6)	$ $	283,679 877,607
Salah Saabneh Executive Vice President, Corporate Development	2012 2013	$ $	— 296,154	(7)	$ $	— 1,370,655	— —	$ $	— 319,171	$ $	— 42,474 (8)	$ $	— 2,028,454
Kenneth D. Najour Chief Financial Officer	2012 2013	$ $	— 166,506	(9)	$ $	— 556,665	— —	$ $	— 181,670	$ $	— 81,155(10)	$ $	— 985,996
Stephen H. Gray General Counsel and Secretary	2012 2013	$ $	19,077 248,000	(11)	$ $	51,670 —	— —	$ $	— 186,200	$ $	— 143,514(12)	$ $	70,747 577,714
Rachel M. Ridley Former Chief Financial Officer	2012 2013	$ $	4,846 46,443	(13)	$ $	51,670 —	— —	$ $	— —	$ $	2,185 90,835(14)	$ $	58,701 137,278
__________________

(1)	Represents amounts earned paid by AAMC in the corresponding year.

(2)
Represents the grant date fair value of restricted shares of our common stock, which grants are subject to the vesting conditions described in “Compensation Discussion and Analysis – Equity Incentive Plan.” The grant dates for the restricted shares were as follows: Mr. Pandey, Mr. Gray and Ms. Ridley – December 11, 2012; Mr. Saabneh – February 19, 2013 and Mr. Najour – March 5, 2013. Ms. Ridley forfeited all of her restricted shares upon her resignation on March 4, 2013. We determined the grant date fair value of these stock awards using a Monte Carlo simulation valuation methodology.

(3)
Consists of the cash annual incentive compensation related to performance measures satisfied in 2013 and awarded in the first quarter of 2014. None of our named executive officers received non-equity incentive compensation from AAMC for the year ended December 31, 2012.

(4)
Consists of contributions from AAMC to each executive officer for relocation expenses; as applicable; supplemental living expenses; car allowances, as applicable; education allowances, as applicable; travel allowances and medical benefits as detailed below. In 2012, the salaries of Mr. Pandey and Ms. Ridley were paid by Altisource through December 21, 2012 and were not required to be reimbursed by the Company. As a result, the amounts in this column for 2012 do not include the compensation of Mr. Pandey and Ms. Ridley that were paid by Altisource. In the period from December 21, 2012 to December 31, 2012, Mr. Pandey did not receive any other compensation from AAMC, and Ms. Ridley received an aggregate of $2,185 of relocation expenses from AAMC pursuant to her relocation package. Mr. Gray received an aggregate of $0 in 2012 for the period from November 26, 2012 to December 31, 2012.

(5)	Represents Mr. Pandey’s base salary of $325,000 prorated for the period from December 21, 2012 to December 31, 2012.

(6)
Includes $110,176 for relocation expenses relating to Mr. Pandey’s move to the U.S. Virgin Islands, consisting of $37,807 for housing expense, $2,106 for rental car reimbursement and $70,263 for moving, tax equalization and supplemental living expenses under his relocation package. Also includes $3,681 in medical insurance benefits.

(7)	Represents Mr. Saabneh’s base salary of $350,000 prorated for the period of February 18, 2013, his first day of employment with AAMC, through December 31, 2013.

(8)
Includes $33,633 for relocation expenses relating to Mr. Saabneh’s move to the U.S. Virgin Islands, consisting of $16,421 for housing expense, $2,960 for rental car reimbursement and $14,252 for moving and supplemental living expenses under his relocation package. Also includes $8,841 in medical insurance benefits.

(9)	Represents Mr. Najour’s base salary of $206,150 prorated for the period of March 5, 2013, his first day of employment with AAMC, through December 31, 2013.

(10)
Includes $69,788 for relocation expenses relating to Mr. Najour’s living in the U.S. Virgin Islands, consisting of $60,408 for housing expense, $1,875 for rental car reimbursement and $7,505for moving and supplemental living expenses under his relocation package. Also includes $11,367 in medical insurance benefits.

(11)	Represents Mr. Gray’s base salary of $248,000 prorated for the period from November 26, 2012, his first day of employment with AAMC, to December 31, 2012.

(12)
Includes $128, 358 for relocation expenses relating to Mr. Gray’s move to the U.S. Virgin Islands, consisting of $26,175 for housing expense, $6,247 for rental car reimbursement, $50,857 for moving and supplemental living expenses under his relocation package and $45,079 of education expense for his minor children. Also includes $15,156 in medical insurance benefits.

(13)	Represents Ms. Ridley’s base salary of $210,000 prorated for the period from January 1, 2013 to March 4, 2013, her last day of employment with AAMC.

(14)
Includes $9,452 for relocation expenses relating to Ms. Ridley’s move back to the United States following her resignation, $6,014 for housing expense, and $70,000 for her severance payment upon her resignation. Also includes $5,370 in medical insurance benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of options granted to each of the persons named in the Summary Compensation Table in connection with AAMC’s separation from Altisource on December 21, 2012 and the restricted stock awarded to each of them in 2012 or 2013, as applicable. All of such options remained outstanding at December 31, 2013 and all of such restricted stock had not vested at December 31, 2013.

(a)	OPTION AWARDS			RESTRICTED STOCK AWARDS
	(b)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Ashish Pandey	3,003	$0.6556	7/18/18	46,745(4)	$43,472,850
Salah Saabneh	—	—	—	23,432(5)	$21,792,760
Kenneth D. Najour	—	—	—	8,765(6)	$8,151,450
Stephen H. Gray	—	—	—	8,765(7)	$8,151,450
Rachel M. Ridley	—	—	—	—	$—

______________

(1)
Consists of 3,003 options granted to Mr. Pandey in connection with our separation from Altisource on December 21, 2012 in the ratio of one option for every ten Altisource options he held prior to the separation date. None of our other named executive officers received any options on the separation date because they did not hold Altisource options on the separation date.

(2)
The number of shares in column (g) represent the awards of restricted stock under AAMC’s 2012 Equity Incentive Plan as follows: (a) Mr. Pandey received 46,745 restricted shares of common stock on December 11, 2012 with a grant date fair value of $275,562, (b) Mr. Saabneh received 23,432 restricted shares of common stock on February 19, 2013 with a grant date value of $1,370,665, (c) Mr. Najour received 8,765 restricted shares of common stock with a grant date fair value of $556,665, (d) Mr. Gray received 8,765 restricted shares of common stock with a grant date fair value of $51,670 and (e) Ms. Ridley received 8,765 restricted shares of common stock with a grant date fair value of $51,670, all of which she forfeited upon her resignation from AAMC on March 4, 2013.

(3)	Market value was calculated by multiplying the number of shares in column (g) by $930.00 which was the closing price of AAMC’s common stock as quoted on NYSE MKT on December 31, 2013.

(4)
Mr. Pandey’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on January 11, 2014; 50% of the shares vest in four equal annual installments commencing on April 26, 2014 and 25% of the shares vest in four equal annual installments commencing on May 21, 2014.

(5)
Mr. Saabneh’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on May 9, 2014; 50% of the shares vest in four equal annual installments commencing on August 2, 2014 and 25% of the shares vest in four equal annual installments commencing on September 26, 2014.

(6)
Mr. Najour’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on May 9, 2014; 50% of the shares vest in four equal annual installments commencing on September 24, 2014 and 25% of the shares vest in four equal annual installments commencing on September 26, 2014.

(7)
Mr. Gray’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on January 11, 2014; 50% of the shares vest in four equal annual installments commencing on April 26, 2014 and 25% of the shares vest in four equal annual installments commencing on May 21, 2014.

Option Exercises

There were no option exercises by any of our named executive officers during the year ended December 31, 2013.

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2014. The Audit Committee has further directed that such appointment be submitted for approval by our stockholders at the Annual Meeting of Stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2013;

•	Discussed with Deloitte & Touche LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AAMC’s annual report on Form 10-K for the year ended December 31, 2013.

Audit Committee:
April 29, 2014    Paul T. Bossidy, Chairman
Cindy Gertz, Director
Robert C. Schweitzer, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to AAMC for professional services by Deloitte & Touche LLP with respect to our fiscal year ended December 31, 2013:

Category	2013	2012
Audit Fees	$253,597	$40,656
Audit-Related Fees	34,400	—
Tax Fees	—	—
All Other Fees	—	—
Total	$284,400	$40,656

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal year ended December 31, 2013, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during fiscal year 2013 and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.” The Audit –Related Fees consist of fees for review of, and issuance of consents related to, the Company’s Form S-8 registration statements, internal control-related matters, audits of employee benefit plans and due diligence. We incurred no audit-related fees for the year ended December 31, 2012.

Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning. We did not incur any tax fees for the years ended December 31, 2013 or December 31, 2012.

All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the years ended December 31, 2013 or December 31, 2012.

The Audit Committee considered the fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2013 and determined that the services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2013, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act, AAMC is presenting this proposal, which gives stockholders the opportunity to approve or not approve our pay program for named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis – Executive Compensation,” our executive compensation programs are designed to attract, incent and retain our named executive officers, who are critical to our success and the success of our clients. Pursuant to these programs, AAMC seeks to reward the named executive officers for achieving strategic business goals, including the goals of our clients. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”

While our Board of Directors intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against the approval of the compensation of AAMC’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Proxy Statement.

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
(Proposal Four)

As required pursuant to Section 14A of the Securities Exchange Act, AAMC is presenting this proposal, which gives you as a stockholder the opportunity to inform AAMC as to how often you wish AAMC to include a proposal, similar to Proposal Three, in our Proxy Statement.

While our Board of Directors intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote to include an advisory vote on the compensation of AAMC’s named executive officers pursuant to Section 14A of the Securities Exchange Act every one (1), two (2) or three (3) years or you may abstain.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
OPTION OF “EVERY THREE (3) YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS
ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ACCORDINGLY, SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS
WILL BE VOTED FOR A FREQUENCY OF THREE YEARS.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a policy and procedure for the review, approval and monitoring of transactions involving AAMC and related persons (Directors and named executive officers or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.altisourceresi.com. The policy and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as they broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chairman of the Board if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.

Relationship with Chairman of the Board of Directors

Mr. Erbey currently serves as the non-executive Chairman of AAMC, as Executive Chairman of Ocwen Financial Corporation (“Ocwen”) and as non-executive Chairman of Residential and Altisource Portfolio Solutions S.A. (“Altisource”). As a result, he has obligations to the Company as well as to Ocwen, Residential and Altisource. As of December 31, 2013, Mr. Erbey owned or controlled approximately 13% of Ocwen’s common stock, 26% of Altisource’s common stock and 5% of Residential’s common stock. As of December 31, 2013, Mr. Erbey also held 4,620,498 options to purchase Ocwen common stock, of which 2,845,498 were exercisable, and he held 873,501 options to purchase Altisource common stock and 291,164 options to purchase Residential common stock, all of which were exercisable. Due to the nature of Mr. Erbey’s obligations to each of the companies, he recuses himself from decisions pertaining to any transactions between them. Mr. Erbey is also the non-executive Chairman of Home Loan Servicing Solutions, Ltd. (“HLSS”) and owned approximately 1% of HLSS’ ordinary shares as of December 31, 2013.  We have not engaged in any transactions with HLSS, and we would not consider Mr. Erbey to have a direct or indirect material interest under applicable SEC rules to the extent we were to enter into any transactions with HLSS.

Relationship with Residential

Asset Management Agreement with Residential

On December 21, 2012, we entered into a 15-year asset management agreement with Residential. Pursuant to the asset management agreement, we design and implement Residential’s business strategy, administer their business activities and day-to-day operations and provide corporate governance services, subject to oversight by Residential’s Board of Directors. We are responsible for, among other duties: (i) performing and administering all of Residential’s day-to-day operations, (ii) determining investment criteria through Residential’s Investment Policy in cooperation with its Board of Directors, (iii) sourcing, analyzing and executing asset acquisitions, including Residential’s acquisition of sub-performing and non-performing residential mortgage loan portfolios and related financing activities, (iv) analyzing and performing sales of properties, (v) overseeing Altisource’s renovation, leasing and property management of Residential’s single-family rentals, (vi) overseeing Ocwen’s servicing of Residential’s residential mortgage loan portfolios, (vii) performing asset management duties and (viii) performing corporate governance and other management functions, including financial, accounting and tax management services.

We provide Residential with a management team and appropriate support personnel who have substantial sub-performing and non-performing loan portfolio experience. We have agreed not to provide the same or substantially similar services to any other party so long as Residential and its operating partnership have on hand an average of $50,000,000 in capital available for investment over the previous two (2) fiscal quarters. Notwithstanding the foregoing, we may engage in any other business or render similar or different services to other entities not competing with Residential, including, without limitation, providing direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, so long as its services to Residential and its operating partnership are not impaired thereby.

Incentive Management Fees

Under the asset management agreement, Residential pays us a quarterly incentive management fee as follows:

(i)
2% of all cash available for distribution by Residential to its stockholders and to us as an incentive management fee, which we refer to as “available cash,” until the aggregate amount per share of available cash for the quarter (based on the average number of shares of Residential’s common stock outstanding during the quarter), which we refer to as the “quarterly per share distribution amount,” exceeds $0.161, then

(ii)	15% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.193, then

(iii)	25% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.257, and thereafter

(iv)	50% of all additional available cash for the quarter.

Residential distributes any quarterly distribution to its stockholders after the application of the incentive management fee to us. We received $4.9 million in incentive management fees from Residential for the year ended December 31, 2013.

Expense reimbursement

Residential is required to reimburse us on a monthly basis for the (i) direct and indirect expenses we incur or payments we make on Residential’s behalf, including, but not limited to, the allocable compensation and routine overhead expenses of all of our employees and staff and (ii) all other reasonable operating and overhead expenses we incur related to the asset management services we provides to Residential.

For the year ended December 31, 2013, we received reimbursements of $5.4 million from Residential for expenses under the asset management agreement.

Termination

Residential may not terminate the asset management agreement without cause during the first 24 months of its term. Following such 24-month period, Residential may terminate the asset management agreement without cause upon the determination of at least two-thirds of its independent directors that (i) there has been unsatisfactory performance by us that is materially detrimental to Residential, or (ii) the compensation payable to us under the asset management agreement is unreasonable, unless we agree to compensation that at least two-thirds of Residential’s independent directors determine is reasonable.

We may terminate the asset management agreement without cause by providing written notice to Residential no later than 180 days prior to December 21 of any year during the initial term or a renewal term, and the asset management agreement will terminate effective on the December 21 next following the delivery of such notice.

Residential will be required to pay us a termination fee in the event that the asset management agreement is terminated as a result of (i) a termination by Residential without cause, (ii) a termination by us as a result of Residential becoming regulated as an “investment company” under the Investment Company Act, or (iii) a termination by us if Residential defaults in the performance of any material term of the asset management agreement (subject to a notice and cure period).

The termination fee will be equal to three (3) times the average annual incentive management fee earned by us during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Relationship with Altisource

Support Services Agreement

Under the support services agreement, Altisource may provide services to us in such areas as human resources, vendor management operations, corporate services, consumer psychology, legal, tax, compliance and other support services where we may need assistance and support. The support services agreement provides generally that Altisource will undertake to provide the support services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to our separation from Altisource. The support services agreement will extend for two years after the separation but may be terminated earlier under certain circumstances including a default. The fees for all support services provided pursuant to the support services agreement will be based on the fully-allocated cost of providing the service or, with respect to statements of work entered into under the support services agreement, the amount set forth therein. “Fully-allocated cost” means, with respect to the provision of a “service,” the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith). Altisource will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the support services provided and the amount billed as a result of providing such support services.

The total fees incurred by us under this agreement will be dependent on our business activity and the level of services required in connection therewith. In the event our asset management agreement with Residential expires or is terminated, the support services agreement will terminate within 30 days.

Trademark License Agreement

Under the trademark license agreement, Altisource granted us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” The agreement has no specified term and may be terminated by either party upon 30 days written notice, with or without cause. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate.

In the event our asset management agreement with Residential expires or is terminated, the trademark license agreement will terminate within 30 days.

Technology Services Agreement

Under the technology products and services agreement, Altisource provides us with the use of certain technology systems and services. The technology products and services agreement generally provides that Altisource will undertake to provide the technology systems and services in a manner generally consistent with the manner and level of care with which such technology systems and services, if any, were performed or provided prior to the separation. The technology products and services agreement will extend for 15 years but may be terminated earlier under certain circumstances including a default. We expect that all services provided pursuant to the technology products and services agreement will be based on the fully-allocated cost of providing the service.

The total fees incurred by us under this agreement will be dependent upon our business activity and the level of services required in connection therewith.

Relationship with Ocwen

Support Services Agreement

Under the support services agreement, Ocwen may provide services to us in such areas as business consulting with respect to purchases of assets for clients, capital markets, quantitative asset analytics, compliance and other support services where we may need assistance and support. The support services agreement is terminable at will by either party upon 30 days prior notice. The fees for all support services provided pursuant to the support services agreement will be based on the fully-allocated cost of providing the service or, with respect to statements of work entered into under the support services agreement, the amount set forth therein. “Fully-allocated cost” means, with respect to the provision of a “service,” the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith). Ocwen will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the support services provided and the amount billed as a result of providing such support services.

The total fees incurred by us under this agreement will be dependent on our business activity and the level of services required in connection therewith.

Aircraft Time Sharing Agreement with Ocwen

On November 15, 2013, we entered into an Aircraft Time Sharing Agreement, or the “Timeshare Agreement,” with Ocwen pursuant to which Ocwen will make its corporate plane available to us for business-related travel from time to time. Under the Time Sharing Agreement, Ocwen agreed to provide us, on a time sharing basis, access to its plane in consideration of our reimbursement to Ocwen of the sum of its direct expenses of operating the plane plus an additional charge equal to 100% of such expenses. The amounts actually charged to us in any period will directly correlate to our use of the aircraft in each period, which will vary depending on our business needs.

Equity Plans

Options Granted in Separation from Altisource

We adopted the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from Altisource in December 2012. In order to effect the exchange ratio in connection with the separation, we issued options to purchase 242,771 shares of our common stock with a weighted average exercise price of $1.52 per share at December 31, 2012 under the 2012 Equity Plan to Altisource employees holding Altisource stock options immediately prior to the separation and receiving shares of common stock in the separation from Altisource, including options to purchase 3,003 shares to Mr. Pandey that expire on July 18, 2018 and options to purchase 89,972 shares to Mr. Erbey that expire on varying dates between January 2015 and July 2018. We also issued options to purchase 63,053 shares of our common stock with a weighted average exercise price of $0.75 per share at December 31, 2012 under the Special Option Plan to non-employee holders of Altisource stock options. These options expire on the same dates as they expired under the Altisource plans. Because the options were granted as part of the separation to holders of Altisource stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our Annual Report on Form 10-K. No additional shares of common stock are issuable under the 2012 Equity Plan other than shares of restricted stock issuable to our Directors and employees. No additional shares of common stock are issuable under the 2012 Special Equity Incentive Plan.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder desires to have included in our proxy materials relating to our next Annual Meeting of Stockholders, which is expected to be held on or about June 10, 2015, must be received at our executive offices no earlier than December 3, 2014 and no later than January 3, 2015. All stockholder proposals for the 2015 Annual Meeting of Stockholders should be directed to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531. We recommend that you send any stockholder proposal by certified mail, return-receipt requested.

For any proposal, or nomination of a person for election as Director, that is not submitted for inclusion in the 2015 proxy statement, but is instead sought to be presented directly at the 2015 Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if we:

(1)
receive notice of the proposal before the close of business on March 4, 2015 and advise stockholders in the 2015 proxy statement about the nature of the matter and how management intends to vote on such matter, or

(2)	do not receive notice of the proposal prior to the close of business on March 5, 2015.

Notice of intent to present a proposal at the 2015 Annual Meeting of Stockholders should be directed to our Corporate Secretary at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531.

We did not receive notice of any stockholder proposals relating to the 2014 Annual Meeting of Stockholders. At the 2014 Annual Meeting of Stockholders, our management may exercise discretionary authority when voting on any properly presented stockholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to stockholders on Form 10-K for the year ended December 31, 2013 was made available to stockholders on February 20, 2014. The annual report can be found on our website www.altisourceamc.com under “Shareholders – Financial Information.”

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2013, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531.

OTHER MATTERS

Proxies may be solicited on behalf of the Board of Directors by mail or electronic means. If a solicitor is retained, we will pay the solicitation costs. Copies of the annual report for 2013 and this proxy statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “FOR” the nominees for Director named earlier in this proxy statement, (ii) “FOR” the approval of the selection of the independent registered public accounting firm, (iii) “FOR” approval of executive compensation as disclosed in the proxy statement, and (iv) “FOR” three years to be the frequency that an advisory vote on executive compensation be presented to the stockholders. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2013 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this proxy statement and our 2013 annual report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, United States Virgin Islands 00840-3531, or by calling our Secretary at (770) 644-7450. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

ALTISOURCE ASSET MANAGEMENT CORPORATION
402 STRAND STREET
FREDERIKSTED, VI 00840-3531

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 William C. Erbey	0	0	0
02 Ashish Pandey	0	0	0
03 Paul T. Bossidy	0	0	0
04 Dale Kurland	0	0	0
05 Nathaniel Redleaf	0	0	0
06 Robert C. Schweitzer	0	0	0

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address change/comments, mark here. 0
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

	For	Against	Abstain
3. An advisory vote on executive compensation.	0	0	0

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4. An advisory vote on the frequency of holding an advisory vote on executive compensation.	0	0	0	0

NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature (Joint Owners) Date

0000213943_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
June 11, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ashish Pandey, Kenneth D. Najour and Salah Saabneh, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares or common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Atlantic Standard Time on 6/11/2014, at the offices of Altisource Asset Management Corporation at 402 Strand Street, Frederiksted, USVI 00840-3531, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000213943_2 R1.0.0.51160